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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Bell Atlantic Corporation on Form S-8 (File Nos. 33-10378 and 2-92149) of our report dated April 15, 1994 on our audits of the financial statements of Bell Atlantic Savings and Security Plan (Non-Salaried Employees) as of December 31, 1993 and 1992 and for the years then ended, and the schedule of investments of the Bell Atlantic Master Savings Trust as of December 31, 1993, which report is included in this Annual Report on Form 11-K, which is filed as Exhibit 99b to Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1993.

                                          Coopers & Lybrand

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 28, 1994